Rule 424(b)(3)
                                                                  No. 333-47411

                        CNL HEALTH CARE PROPERTIES, INC.

         This Supplement is part of, and should be read in conjunction with, the Prospectus dated September 18, 1998. Capitalized terms used in this Supplement have the same meaning as in the Prospectus unless otherwise stated herein.

                                     SUMMARY

RECENT DEVELOPMENTS

         On February 19, 1999, the Board of Directors appointed Phillip M. Anderson, Jr. as Chief Operating Officer and Executive Vice President of the Company. The following describes Phillip M. Anderson, Jr., including his extensive experience in the health care industry.

         Phillip M. Anderson, Jr. Chief Operating Officer and Executive Vice President. Mr. Anderson joined CNL Health Care Advisors, Inc. in January 1999 and is responsible for the planning and implementation of CNL's interest in health care industry investments, including acquisitions, development, project analysis and due diligence. He currently serves as the Chief Operating Officer of both CNL Health Care Advisors, Inc., the Company's Advisor, and of CNL Health Care Development, Inc. From 1987 through 1998, Mr. Anderson was employed by Classic Residence by Hyatt. Classic Residence by Hyatt ("Classic") is affiliated with Hyatt Hotels and Chicago's Pritzker family. Classic acquires, develops, owns and operates seniors' housing, assisted living, skilled nursing and Alzheimer's facilities throughout the United States. Mr. Anderson's responsibilities grew from overseeing construction of Classic's first properties to acquiring and developing new properties. After assuming responsibility for acquisitions, Mr. Anderson doubled the number of senior living apartments/beds ("units") in the portfolio by adding over 1,200 units. In addition, the development of an additional 1,000 units of seniors' housing commenced under Mr. Anderson's direction. Mr. Anderson also served on Classic's Executive Committee charged with the responsibility of monitoring performance of existing properties and development projects. Mr. Anderson has been a member of the American Senior Housing Association since 1994 and currently serves on the executive board. He graduated from the Georgia Institute of Technology in 1982, where he received a B.S. in Civil Engineering, with honors.





February 23, 1999                            Prospectus Dated September 18, 1998